Exhibit 23.2

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement of Simmons First National Corporation (the “Company”) (Registration No. 333-197708) of our report, dated March 16, 2015, on our audits of the consolidated financial statements of the Company as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the incorporation by reference of our report, dated March 16, 2015, on our audit of the internal control over financial reporting of the Company as of December 31, 2014, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ BKD, LLP

Little Rock, Arkansas

April 7, 2015